PECO Energy Company

                                  Subsidiaries

PECO Energy Power Company

Susquehanna Power Company

The Proprietors of the Susquehanna Canal (inactive)

Susquehanna Electric Company

Eastern Pennsylvania Development Company

Adwin Equipment Company

Adwin (Schuylkill) Cogeneration, Inc.

Adwin Realty Company

Eastern Pennsylvania Exploration Company

Energy Performance Services, Inc.

PECO Energy Capital LP

PECO Energy Capital Corp

Horizon Energy Company (formerly known as PECO Gas Supply Company)

PECO Wireless, LLC

Exelon Corporation

Energy Trading Company